Exhibit 2.4


                           PURCHASE AND SALE AGREEMENT

      THIS PURCHASE AND SALE AGREEMENT ("Agreement") is made as of the 22nd day of February, 2005, by and among Atlantic Bank of New York, a New York banking corporation ("Seller"), The First National Bank of Ipswich, a national bank ("Buyer"), and joined in for the limited purposes set forth herein by Ticor Title Insurance Company, as escrow agent ("Escrow Agent").

                                   BACKGROUND

      Seller is prepared to sell, transfer and convey to Buyer, and Buyer is prepared to purchase and accept from Seller, all for the purchase price and subject to on the other terms and conditions hereinafter set forth, the following real and personal property (collectively, the "Property"):

            (1) That certain parcel of land consisting of 2,662 square feet, more or less, located at 31-33 State Street, Boston, Massachusetts, as more particularly described in Exhibit A hereto, together with all of Seller's right, title and interest, if any, in and to any easements, rights and privileges appurtenant to such parcel, including without limitation in and to any alleys, strips or gores abutting or adjoining such real property and in and to any highways, streets and/or ways abutting or adjoining such real property (the "Land");

            (2) The building (the "Building") containing approximately 23,319 square feet, together with all of Seller's right, title and interest in and to all other structures and improvements located at, upon or under the Land (the Building and such improvements being hereinafter collectively referred to as the "Improvements," and the Land and the Improvements being hereinafter collectively referred to as the "Real Property");

            (3) All right, title and interest of Seller, if any, in and to all fixtures, equipment, furniture, furnishings, supplies and other personal property of every nature and description attached or pertaining to, or otherwise used in connection with, the Real Property , but expressly excluding the furniture, office machinery, shelving, office supplies and other personal property listed and described in Exhibit B hereto (collectively, the "Personalty");

            (4) All right, title and interest of Seller, if any, in and to all contract rights, payment and performance bonds, and guaranties and warranties relating to the Real Property and/or the Personalty; all certificates of occupancy, zoning variances, building, use or other permits, approvals, authorizations, licenses and consents obtained from any governmental authority or other person in connection with the development, use, operation or management of the Real Property, and all engineering reports, architectural drawings, plans and specifications relating to all or any portion of the Real Property, ("Permits and Warranties"); and

            (5) All right, title and interest of Seller in and to all of the Assigned Contracts (as defined in Section 3.6 hereof) and the Leases (as defined in Section 3.3 hereof).
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                              TERMS AND CONDITIONS

      In consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree:

      1. Sale and Purchase. Seller hereby agrees to sell, transfer and convey the Property to Buyer, and Buyer hereby agrees to purchase and accept the Property from Seller, in each case for the Purchase Price (hereinafter defined) and on and subject to the other terms and conditions set forth in this Agreement.

      2. Purchase Price. The purchase price for the Property (the "Purchase Price") shall be Five Million Two Hundred Fifty Thousand Dollars ($5,250,000), which, subject to the terms and conditions hereinafter set forth, shall be paid to Seller by Buyer as follows:

            2.1. Deposit. Simultaneously with the execution and delivery of this Agreement, Buyer shall deliver to Escrow Agent, in immediately available funds, a cash deposit in the amount of Five Hundred Thousand Dollars ($500,000) (such amount, together with all interest earned thereon, shall be hereinafter referred to as the "Deposit"). The Deposit shall be held by Escrow Agent in a segregated, interest-bearing federally insured account and be delivered in accordance with this Agreement. Interest earned on the Deposit shall be paid to the Buyer, unless the Deposit is paid to Seller pursuant to the terms of Section 9.1 hereof, in which case the interest shall be paid to the Sell.

            2.2. Payment at Closing. At the consummation of the transaction contemplated hereby (the "Closing"), Buyer shall deliver to Escrow Agent cash in an amount equal to the Purchase Price less the Deposit, subject to adjustments and apportionments as set forth in this Agreement. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available federal funds, transferred to the order or account of Seller or such other person as Seller may designate in writing at least one (1) business day in advance of the Closing.

      3. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

            3.1. Authority. Seller is a corporation duly organized, validly existing and in good standing under the banking laws of the State of New York and is duly qualified to do business in the Commonwealth of Massachusetts. Seller has all requisite power and authority to enter into this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by Seller and the performance of Seller's obligations hereunder have been duly authorized. This Agreement constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms against Seller, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors' rights generally and to general principles of equity.

            3.2. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Seller do not and will not (A) violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, or (B) conflict with or result in the breach of any material terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the Property by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which

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Seller is a party or which is or purports to be binding upon Seller or which otherwise affects Seller, which will not be discharged, terminated or released at Closing. To Seller's knowledge, no action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Seller in accordance with its terms.

            3.3. Leases. There are no leases or occupancy agreements currently in effect which affect the Property to which Seller is a party, except for the leases and occupancy agreements listed and described in Exhibit C hereto (the "Leases"). True and complete copies of the Leases have heretofore been delivered to Buyer. To Seller's knowledge, the Leases are in full force and effect in accordance with their terms. To Seller's knowledge, no default exists under the Leases on the part of Seller. To Seller's knowledge, as of the date of this Agreement no default exists under the Leases on the part of the tenants, except as set forth in the schedule attached hereto as Exhibit C-1.

            3.4. No Condemnation. To Seller's knowledge, Seller has not received any written notice of any pending or contemplated condemnation, eminent domain or similar proceeding with respect to all or any portion of the Real Property.

            3.5. No Rights in Others. To Seller's knowledge, no person or other entity has any right or option to acquire, lease or occupy all or any portion of the Real Property from or through Seller, except the right of tenants to lease and occupy the Real Property under the Leases.

            3.6. Contracts. To Seller's knowledge, there are no construction, management, leasing, service, equipment, supply, maintenance or concession agreements in effect with respect to the Property to which Seller or Seller's property manager, is a party except as set forth in Exhibit D (collectively, the "Contracts"). Seller has heretofore delivered a true and complete copy of each Contract to Buyer. Except for the Contract between Seller and C.B. Richard Ellis Partners for Property Management Services which shall be terminated by Seller as of the Closing, all of the Contracts in effect on the Closing (collectively, the "Assigned Contracts"), shall be assigned to and assumed by Buyer at Closing.

            3.7. Compliance. Except for violations cured or remedied on or before the date hereof and except as previously disclosed to Buyer, to Seller's knowledge, Seller has not received written notice from any governmental agency of any violations of any federal, state, county or municipal laws, statutes, ordinances, orders, codes, regulations applicable to the Real Property.

            3.8. Litigation. There is no action, suit or proceeding pending or, to Seller's knowledge, threatened, to which Seller is a party, before any court or other governmental authority affecting the Property, or arising out of the ownership, management or operation of the Property, this Agreement or the transactions contemplated hereby.

            3.9. FIRPTA. Seller is familiar with the provisions of Sections 897 and 1445 of the Internal Revenue Code and the regulations thereunder. Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code or a "disregarded entity" as defined in ss. 1.445-2(b)(2)(iii) of the Treasury Regulations.

            3.10. Continuing Obligations. To Seller's knowledge, there are no contractual obligations in connection with the Property which will be binding upon Buyer after Closing, except (i) the Leases, (ii) title exceptions disclosed to Buyer pursuant to Section 4.1.9 hereof, and (iii) any Assigned Contracts.

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            3.11. Bankruptcy. Seller, as debtor, has not filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any insolvency laws, or any laws for composition of indebtedness or for the reorganization of debtors.

            3.12. Tax Identification. Seller's federal tax identification number is 13-1804750.

      As used in this Agreement, the word's "Seller's knowledge" or words of similar import shall be deemed to mean, and shall be limited to, the actual (as distinguished from implied, imputed or constructive) knowledge of Vincent Quiles, Director of Facilities, the person charged with the management responsibility for the Property, without such person having any obligation to make an independent inquiry or investigation.

      4. Conditions Precedent.

            4.1. Conditions Precedent to Buyer's Obligations. All of Buyer's obligations hereunder are expressly conditioned on the satisfaction at or before the time of Closing hereunder, as the same may be extended in accordance with the terms of Section 5 hereof, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer's option):
..

                  4.1.1. Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date, except to the extent that any representations and warranties relate expressly to an earlier date.

                  4.1.2. Performance. Seller shall have performed, observed and complied with all material covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

                  4.1.3. Documents and Deliveries. All instruments and documents required on Seller's part to effectuate this Agreement and the transactions contemplated hereby (including without limitation those document required to be delivered pursuant to Section 6.2 hereof) shall be delivered to Buyer and shall be in form and substance consistent with the requirements herein.

                  4.1.4. Inspection Period; Access; Deliveries; Estoppel Certificate. Subject to the provisions of this Agreement, Buyer shall have the right to conduct or cause to be conducted during the Inspection Period (hereinafter defined), at Buyer's sole cost and expense, such investigations, inspections, tests and studies of the Property and any matters related thereto, and such reviews of plans, specifications, warranties, Contracts, the Leases, permits, and other documents as Buyer deems necessary or desirable (collectively, "Buyer's Investigations"). Notwithstanding anything to the contrary contained above, with respect to the performance of any invasive or environmental testing or investigation of the Property, Buyer shall first obtain the prior written approval of Seller as to the identity of the company or persons who shall perform such testing and the proposed scope of such testing or investigation, which approval shall not be unreasonably withheld, conditioned or delayed by Seller.

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                                      -5-


      All Buyer's Investigations which are permitted under this Agreement shall be done in accordance with the provisions of the Leases, and at reasonable times and after twenty-four (24) hours' prior notice (which may be verbal) to Vincent Quiles or Robert Tolomer ("Seller's Representative"). Seller may impose reasonable restrictions on the timing of all Buyer's Investigations as necessary to minimize disruption of the activities of the tenants under the Leases and other occupants of the Building, but such restrictions shall not unreasonably delay the performance of Buyer's Investigations. Seller shall have the right to have Seller's personnel present during any entry upon the Property by Buyer, its employees, agents, contractors, subcontractors, consultants or other representatives. Buyer, its employees, agents, contractors, subcontractors, consultants and other representatives shall take all reasonable precautions to minimize the impact of all Buyer's Investigations on the Property and the activities of the tenants under the Leases and other occupants of the Building. If Buyer, its employees, agents, contractors, subcontractors, consultants or other representatives take any samples from the Property in connection with any approved environmental testing, then upon Seller's request, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing (the results of which shall not be binding upon Buyer). Buyer shall, as soon as practicable, after the conclusion of Buyer's Investigations, at its sole cost, restore the Property to as near the condition which existed immediately prior thereto as is reasonably possible, including replacing any paving and landscaping disturbed by Buyer. In no event shall Buyer contact any of the tenants without the prior written approval of Seller, which approval shall not be unreasonably withheld, conditioned or delayed by Seller.

      Buyer further assumes all risks associated with conducting Buyer's Investigations and agrees to protect, defend, indemnify and hold harmless Seller and its mangers, members, employees and agents of, from and against any and all costs, losses, claims, reasonable demands, damages, liabilities, expenses and other obligations (including, without limitation, attorneys' fees and court costs) arising from, out of or in connection with or otherwise relating to, the entry by and the activities, studies and tests performed by Buyer or any one or more of its employees, agents, contractors, subcontractors, consultants or other representatives in or upon the Property except as may be caused by the acts or omissions of Seller. The indemnification set forth in the immediately preceding sentence shall not be applicable to any liability which may be incurred by Seller as a result of a pre-existing condition at the Property which is discovered by Buyer except to the extent such pre-existing condition is exacerbated by Buyer. Buyer agrees to provide to Seller, and to cause each of its agents, contractors, subcontractors, consultants and other representatives who enter upon the Property to provide to Seller, prior to any such entry, evidence of liability insurance with a per occurrence limit of not less than $1,000,000 and with companies licensed to do business in Massachusetts having an A.M. Best's rating of at least "B-plus" and naming Seller as an additional insured, covering the activities to be conducted by Buyer and its employees, agents, contractors, subcontractors, consultants and other representatives.

                  4.1.5. The foregoing restoration and indemnity obligations of Buyer contained in this Section shall survive the Closing or sooner termination of this Agreement..

                  4.1.6. The term "Inspection Period," as used herein, shall mean the period ending on February 28, 2005. Buyer may terminate this Agreement, in its sole and absolute discretion, for any reason or no reason, by giving written notice of such election to Seller at any time prior to 5:00 p.m. on the

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final day of the Inspection Period, in which event the Deposit shall be returned forthwith to Buyer and, except as expressly set forth herein, neither party shall have any further liability or obligation to the other hereunder. In the absence of such written notice, the contingency provided for in this Section
4.1.6 no longer shall be applicable, and this Agreement shall continue in full force and effect.

                  4.1.7. Deliveries. Seller has heretofore delivered to Buyer copies of the materials pertaining to the Property that are listed and described in Exhibit E hereto, but only if and to the extent in Seller's possession.

                  4.1.8 Title. Buyer shall review and approve or disapprove the condition of title to the Property and survey matters affecting the Property in the following manner:

            (a) Report and Notice. Buyer shall, at Buyer's expense, obtain a title insurance commitment, and a uniform commercial code lien search during the Inspection Period. On or before the expiration of the Inspection Period, Buyer shall give notice to Seller of Buyer's disapproval of any title and survey matters affecting the Property ("Exceptions").

            (b) Title Cure Period. Seller shall have the right, but not the obligation, within ten (10) days after notice of Buyer's disapproval of any Exceptions (the "Title Cure Period"), to (i) remove any disapproved Exceptions or (ii) agree to remove any disapproved Exceptions on or before the Closing. If Seller gives notice, within the Title Cure Period, that Seller will remove any such disapproved Exception on or before the Closing, such Exception shall be deemed removed for purposes hereof, Seller shall be obligated to remove such Exception on or before the Closing, and Seller's failure to remove such exception on or before the Closing shall be a default by Seller hereunder. With respect to any Exception consisting of a consensual financial encumbrance such as a mortgage, deed of trust, or other debt security, or any delinquent real estate taxes, assessments or water/sewer charges, or mechanic's liens outstanding against the Property which are not the responsibility of any of the tenants under the Leases, such matter shall automatically be deemed a disapproved Exception, and Seller hereby covenants to remove any such Exception on or before the Closing.

            (c) Waiver of Uncured Exceptions. If Seller does not remove or agree to remove any disapproved Exception within the Title Cure Period, Buyer shall have five (5) days to give Seller notice that Buyer waives its objections to such Exception. If Buyer does not give such notice, this contingency shall be deemed not satisfied, and the provisions of Section 5 shall apply.

            (d) Approved Title. The condition of title as approved by Buyer in connection with the provisions of sections (a), (b) and (c) hereof in connection with the Inspection Period is referred to herein as the "Approved Title".

            (e) Later Changes to Condition of Title. Buyer shall have the right to approve or disapprove any exceptions to title that become of record after there is an Approved Title. Buyer shall have the right to approve or disapprove any survey matters that are created after an Approved Title, but may only disapprove of such survey matters if such survey matters adversely affect the marketability of title to the Real Property or could reasonably be expected to interfere with the use of the Real Property for

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                                      -7-


      its intended purposes as an office building. Buyer shall notify Seller if Buyer disapproves of any such exceptions to title or survey matters within a reasonable period of time after Buyer becomes aware of same, and thereafter the parties shall proceed in accordance with the provisions of
      (b) and (c) above.

                  4.1.9. No Change in Environmental Conditions. No release of any hazardous substance into the environment or threat of release shall have occurred from the Real Property, or in, on or under the Real Property from any adjoining property, between the expiration of the Inspection Period and the Closing Date, which is in violation of environmental laws and could reasonably be expected to cause Buyer to incur costs and expenses that would exceed $50,000 in the aggregate in order to comply with environmental laws.

                  4.1.10. Boston Branch Purchase. The transaction between Buyer and Seller for the purchase of deposits and other assets of Seller memorialized in that certain Purchase and Assumption Agreement Boston Branch Office, dated as of February 22, 2005 (as amended and in effect from time to time, the "Boston Branch Purchase Agreement") shall have closed.

                  4.1.11. Except as otherwise permitted by Section 18(a) this Agreement, (i) no leases or other tenancy arrangements, other than the Leases, shall have been entered by Seller and (ii) no changes shall have been made to any of the Leases by Seller.

            4.2. Conditions Precedent to Seller's Obligations. All of Seller's obligations hereunder are expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at such earlier time as may be expressly stated below, of each of the following conditions (any one or more or which may be waived in writing in whole or in part by Seller, at Seller's option):

                  4.2.1. Accuracy of Representations. All of the representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date, except to the extent that any representations and warranties relate expressly to an earlier date.

                  4.2.2. Performance. Buyer shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

                  4.2.3. Documents and Deliveries. All instruments and documents required on Buyer's part to effectuate this Agreement and the transactions contemplated hereby shall be delivered to Seller and shall be in form and substance consistent with the requirements herein.

                  4.2.4. Boston Branch Purchase. The Transaction between Buyer and Seller for the purchase of deposits and other assets of Seller memorialized in the Boston Branch Purchase Agreement shall have closed.

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                                      -8-


      5. Failure of Conditions. Except as otherwise provided in Section 9.2 hereof, in the event Seller shall not be able to convey title to the Property on the date of Closing in accordance with the provisions of this Agreement, then Buyer shall have the option, exercisable by written notice to Seller at or prior to Closing, of (i) accepting at Closing such title as Seller is able to convey and/or waiving any unsatisfied condition precedent, with no deduction from or adjustment of the Purchase Price, or (ii) declining to proceed to Closing. In the latter event, except as expressly set forth herein, all obligations, liabilities and rights of the parties under this Agreement shall terminate, and the Deposit shall be returned to Buyer.

      6. Closing; Deliveries.

            6.1. Time of Closing. The Closing shall take place at 10:00 a.m. on the date of the Closing under Boston Branch Purchase Agreement (the "Closing Date") at the offices of the Bingham McCutchen LLP, at 150 Federal Street, Boston, Massachusetts, unless otherwise agreed to in writing by both Seller and Buyer. Upon satisfaction or completion of all closing conditions and deliveries as provided herein, the parties shall, pursuant to a joint escrow instruction letter to be executed by Seller and Buyer at Closing, direct the Escrow Agent to immediately record and deliver the documents to the appropriate parties and make disbursements of funds according to closing statements executed by Seller and Buyer at Closing.

            6.2. Seller Deliveries. At Closing, Seller shall deliver to the Escrow Agent the following, and it shall be a condition to Buyer's obligation to close that Seller shall have delivered the same as aforesaid:

                  6.2.1. A Quitclaim Deed to the Real Property from Seller conveying title in accordance with the provisions of Section 4.18 hereof, duly executed and acknowledged by Seller, in the form attached hereto as Exhibit G.

                  6.2.2. A Conveyance, Bill of Sale and Assignment in the form attached hereto as Exhibit H, duly executed by Seller, conveying and assigning all of Seller's right, title and interest in and to the Leases, the Personalty, the Warranties and Permits and the Assigned Contracts, without representation or warranty.

                  6.2.3. To the extent in Seller's possession, all architectural and engineering drawings and specifications, utilities layout plans, topographical plans and the like used in the construction, improvement, alteration or repair of the Land or the Improvements (to the extent not delivered in connection with Section 4.1.7 hereof).

                  6.2.4. Originals or copies (to the extent the originals of such do not exist) certified by Seller to be true, accurate and complete, of the Leases and the Assigned Contracts.

                  6.2.5. Such standard affidavits as the title insurer shall reasonably require in order to issue, without extra charge, an owner's policy of title insurance free of any exceptions for unfiled mechanics' or materialmen's liens for work performed by or materials supplied to Seller prior to Closing, or for rights of parties in possession other than the tenants under the Leases and persons claiming by, through or under the tenants under the Leases.
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                                      -9-


                  6.2.6. A Non-Foreign Affidavit as required by the Foreign Investors in Real Property Tax Act ("FIRPTA"), as amended, in the form of
Exhibit I duly executed by Seller. Seller shall also provide all information and execute all documents required to comply with the reporting provisions of
Section 6045 of the Internal Revenue Code.

                  6.2.7. A written certification by Seller that all representations and warranties made by Seller in Article 3 of this Agreement are true and correct in all material respects on the date of Closing, except as may be set forth in such certificate.

                  6.2.8. A notice to the tenants under the Leases, in the form attached hereto as Exhibit J, advising the tenants of the sale of the Property to Buyer and directing that rents and other payments thereafter be sent to Buyer or as Buyer may direct, duly executed by Seller.

                  6.2.9. (i) A certificate issued by the Secretary of State of the State of New York as to the legal existence of Seller as a New York banking corporation, (ii) a certificate issued by the Secretary of State of the Commonwealth of Massachusetts as to the qualification of Seller to do business in the Commonwealth of Massachusetts, and (iii) a certificate of the Secretary or Assistant Secretary of Seller as to resolutions adopted by the Board of Directors of Seller authorizing Seller to convey the Property to Buyer and the incumbency of officers, all certified as true and correct.

                  6.2.10. Any executed original Estoppel Certificates, if received by Seller from the tenants under the Leases and not previously delivered to Buyer.

                  6.2.11. All keys and key cards to the Property in Seller's possession or control, appropriately tagged for identification.

                  6.2.12. Copies, and where available originals, of all Permits and Warranties.

                  6.2.13. To the extent in Seller's possession, but in any event as a condition precedent to Buyer's obligation to close executed estoppel certificates from the Required Tenants, as defined herein, each of which (i) shall be dated no earlier than forty-five (45) days prior to the initially scheduled Closing Date, and (ii) shall be substantially in the form of Exhibit F-1 attached hereto and incorporated herein by this reference; provided, however, that if any tenant is required or permitted under the terms of its Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit F-1 attached hereto, then Buyer shall accept any modifications made to such estoppel certificate to the extent that such changes are consistent with the minimum requirements set forth in such tenant's Lease. In the event Seller cannot for any reason obtain an estoppel certificate from all of the Required Tenants, Buyer may require as a condition to Buyer's obligation to close under this Agreement, that Seller deliver to Buyer, and Seller, at its option, may deliver to Buyer, a representation letter in the form of Exhibit F-2 attached hereto and incorporated herein by this reference. Seller's liability under each Seller's representation letter shall expire and be of no further force or effect on the earlier of (A) one hundred eighty days (180) days following the Closing Date, and (B) the date that Buyer receives an estoppel certificate from any such tenant. "Required Tenants" means tenants in the aggregate occupying eighty percent (80%) of the occupied rentable area of the Property.
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                                      -10-


                  6.2.14. Copies of Notice of Termination of Contract delivered to C.B. Richard Ellis Partners for Property Management Services.

                  6.2.15. All other instruments and documents reasonably required to effect this Agreement and the transactions contemplated hereby so long as such instruments and documents do not subject Seller to further liability or cause Seller to incur unreasonable expenses.

                  6.2.16. A termination of lease executed by Buyer and Seller terminating Seller's tenancy rights under its lease(s) at the Real Property.

            6.3. Buyer Deliveries. At Closing, Buyer shall deliver to the Escrow Agent the following, and it shall be a condition to Seller's obligation to close that Buyer shall have delivered the same as aforesaid:

                  6.3.1. A wire transfer in the amount required under Section
2.2 hereof (subject to the adjustments provided for in this Agreement), transferred to the account of Escrow Agent to be disbursed by wire transfer in accordance with Seller's instructions as set forth in the joint escrow instructions executed by Buyer and Seller.

                  6.3.2. A written certification by Buyer that all representations and warranties made by Buyer in Article 14 of this Agreement are true and correct on the date of Closing, except as may be set forth in such certificate.

                  6.3.3. The Conveyance, Bill of Sale and Assignment referred to in Section 6.2.2., duly executed and acknowledged by Buyer, and which shall require Buyer to assume and agree to perform all of the obligations of Seller under the Lease, the Permits and Warranties and the Assigned Contracts accruing from and after the date of Closing.

                  6.3.4. All other instruments and documents reasonably required to effect this Agreement and the transactions contemplated hereby so long as such instruments and documents do not subject Buyer to further liability or cause Buyer to incur unreasonable expenses.

      7. Adjustments and Prorations.

      The following adjustments and prorations shall be made at Closing:

            7.1. Lease Rentals and Other Revenues.

                  7.1.1. Rents. All collected rents shall be prorated between Seller and Buyer as of the day prior to the Closing Date. Seller shall be entitled to all rents attributable to any period to but not including the Closing Date. Buyer shall be entitled to all rents attributable to any period on and after the Closing Date. Rents not collected as of the Closing Date shall not be prorated at the time of Closing. After Closing, Buyer shall make a good faith effort to collect any rents not collected as of the Closing Date on Seller's behalf and to tender the same to Seller upon receipt (which obligation of Buyer shall survive the Closing and not be merged herein); provided, however, that all rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the Leases at the time of collection (i.e., current rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due

Seller. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases and Seller hereby retains its rights to pursue claims against any tenant under the Leases for sums due with respect to periods prior to the Closing Date; provided, however, that Seller (i) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings;
(ii) shall only be permitted to commence or pursue any legal proceedings after the date which is three (3) months after Closing; and (iii) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. The terms of the immediately preceding sentence shall survive the Closing and not be merged therein.

            7.2. Lease Expenses. Buyer shall be solely responsible for all costs and expenses of every kind and nature whatsoever, including without limitation,
(i) architectural and engineering fees, (ii) construction costs for tenant improvements, (iii) legal fees and (iv) brokerage commission and fees, in each case paid or incurred by Seller in connection with the negotiation of, or with placing a tenant in occupancy pursuant to, any new lease, amendment of lease, or other occupancy agreement which Seller enters into after the date of this Agreement pursuant to Section 18(a) hereof, provided that Buyer has approved such new lease, amendment of lease, or other occupancy agreement in its reasonable discretion.

            7.3. Real Estate and Personal Property Taxes.

                  7.3.1. Proration of Taxes.. All real estate taxes and personal property taxes levied, imposed or assessed against the Property for the fiscal tax year in which the Closing Date falls ("Closing Year") shall be prorated. In the event that the final actual real estate tax bill or personal property tax bill for the Closing Year is not available or the tax rate not set at the time of the Closing, the proration shall be based upon the final actual tax bill (as same may have been abated) for the immediately preceding year and shall be adjusted retroactively in the manner provided below in this section when the final actual tax bill for the Closing Year is available. All real estate taxes and personal property taxes for all years prior to the Closing Year shall be paid by Seller.

                  7.3.2. Special Assessments. Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the date hereof.

                  7.3.3. Tenant Reimbursements. Notwithstanding the foregoing terms of this Section 7, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any real estate or personal property taxes or special assessments to the extent that Buyer is entitled after Closing to reimbursement of taxes and assessments, or the recovery of any increase in taxes and assessments, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement o increased taxes and assessments from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such real estate or personal property taxes and assessments, and (b) the burden of collecting such reimbursements shall be solely on Buyer. Furthermore, Seller and Buyer acknowledge and agree that, notwithstanding any provision in any of the Leases to the contrary, the tax reimbursement payments to be paid by tenants of the Property during the Closing Year are to be applied to pay the real estate taxes due and payable during the Closing Year and, therefore, Buyer shall not receive a credit for any amounts due and payable by tenants of the Property prior to the Closing as real estate tax reimbursements.

                  7.3.4. Reassessments. In the event the Property has been assessed for real property tax purposes at such rates as would result in reassessments based upon a change in land usage or ownership of the Property on or after the Closing Date, Buyer hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and against all liabilities for such taxes. Such indemnity shall survive the Closing and not be merged therein.

            7.4. Other Property Operating Expenses. Operating expenses for the Property, including pre-paid installments and other payments under Assumed Contracts, shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer's name beginning at 12:01 a.m. on the Closing Date. Notwithstanding the foregoing terms of this section, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any operating expenses to the extent that Buyer is entitled after Closing to reimbursement of operating expenses, or the recovery of any increase in operating expenses, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased operating expenses from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such operating expenses, and
(b) the burden of collecting such reimbursements shall be solely on Buyer.

            7.5. Closing Costs. Buyer shall pay the following costs and expenses associated with the transaction contemplated by this Agreement: (a) all premiums and charges of Buyer's title company for the title commitment and the owner's title policy (including endorsements), (b) the cost of obtaining any survey obtained by Buyer, (c) all recording and filing charges in connection with the instruments by which Seller conveys the Property, (d) half of all escrow charges, (f) the fees due to Buyer's attorney, (g) all costs of Buyer's Investigations, including fees due its consultants and attorneys, and (h) all lenders' fees related to any financing to be obtained by Buyer. Seller shall pay the following costs and expenses associated with the transaction contemplated by this Agreement: (i) all transfer taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer,
(ii) all fees due Seller's attorneys, (iii) all costs incurred in connection with causing the title company to remove any Exceptions to the extent that Seller is required to remove such Exception pursuant to Section 4.1.9 hereof, including without limitation all recording and filing charges with respect thereto, and (iv) half of all escrow charges. The obligations of the parties under this Section 7.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

            7.6. Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any cash security deposit then held by Seller under the Leases less any administrative or similar charges to which Seller may be entitled under applicable law.

            7.7. Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.

            7.8. Delayed Adjustment; Delivery of Operating and Other Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Section 7 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested on or before one (1) year after Closing (such period being referred to herein as the "Post Closing Adjustment Period"). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements for the Property no later than the date one (1) month prior to the expiration of the Post-Closing Adjustment Period. The provisions of this Section 7.8 shall survive the Closing and not be merged therein.

      8. Damage or Destruction; Condemnation; Insurance.

            8.1. Damage or Destruction. If, prior to Closing, the Property or any portion thereof is damaged by fire or other casualty, Seller shall deliver written notice thereof to Buyer, together with a written estimate prepared by Seller's insurance adjuster (the "Insurance Adjuster"), of the cost to repair such damage and the time required to complete repairs (the "Casualty Notice"). The Casualty Notice shall be provided by Seller to Buyer as soon as reasonably possible after the occurrence of the casualty.

                  8.1.1. Material Damage or Destruction. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, Buyer may, at its option, terminate this Agreement by delivering written notice of termination to Seller on or before the expiration of ten (10) days after the date Seller delivers the Casualty Notice to Buyer (and if necessary, the Closing Date shall be extended to give Buyer the full ten-day period to make its election to terminate this Agreement). Upon any such termination by Buyer, the Deposit shall be returned to Buyer and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If Buyer does not terminate this Agreement within said ten (10) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of the Closing Date as provided above), and as of Closing Seller shall assign to Buyer all of Seller's rights in and to any resulting insurance proceeds. For purposes of this Section 8.1, "Material damage" and "Materially Damage" means damage which, in the reasonable estimation of the Insurance Adjuster, would cost in excess of $100,000.00 to repair or which would take longer than ninety (90) days to repair from the date repairs are commenced.

                  8.1.2 Non-Material Damage or Destruction. If the Property is not Materially Damaged, then Buyer shall not have the right to terminate this Agreement, and Seller shall, at its option, elect one of the following: (a) cause the damage to be completely repaired before the Closing in a manner reasonably satisfactory to Buyer, (b) upon the Closing, there shall be a credit against the Purchase Price equal to the estimated cost of repair and restoration as reasonably determined by a third party contractor mutually acceptable to the Seller and the Buyer, which approval is not to be unreasonably withheld or delayed (the "Contractor"), Buyer will cooperate with Seller as reasonably requested by Seller in the collection of any insurance proceeds and Buyer's obligations in this regard shall survive the Closing.

            8.2. Condemnation. If proceedings in eminent domain are instituted with respect to any material portion of the Property, Buyer may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Buyer of such proceedings (and if necessary the Closing Date shall be automatically extended to give Buyer the full ten-day period to make such election), either: (i) terminate this Agreement, in which case the Deposit shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right, title and interest in and to any condemnation award, and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Buyer does not give Seller written notice of its election within the time required above, then Buyer shall be deemed to have elected option (ii) above. For purposes of this Section 8.2, a "material portion of the Property" shall be deemed to be subject to proceedings in eminent domain if (a) any portion of the Building is subject to the eminent domain proceeding, or (b) 10% or more of the parking spaces on the Land are subject to the eminent domain proceeding, or (c) access and egress to and from the Property is taken such that there is no longer any legal means of access to or aggress from the Building and State Street or Congress Street.

      9. Remedies.

            9.1. Buyer Default. In the event Buyer breaches its obligations under this Agreement, then Seller shall, as its sole remedy therefore, be entitled to receive the Deposit as liquidated damages (and not as a penalty) in lieu of, and as full compensation for, all other rights or claims of Seller against Buyer by reason of such default. The retention of the Deposit shall be the Seller's sole remedy at law and in equity for Buyer's breach. Thereupon this Agreement shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein. Buyer and Seller acknowledge that the damages to Seller resulting from Buyer's breach would be difficult, if not impossible, to ascertain with any accuracy, and that the liquidated damage amount set forth in this Section represents both parties' best efforts to approximate such potential damages.

            9.2. Seller Default. In the event Seller breaches its obligations under this Agreement, Buyer may, as its sole remedy therefore, either (i) enforce specific performance of this Agreement against Seller, or (ii) terminate this Agreement and recover from Seller the Deposit. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance as a result of Seller's breach, Buyer must commence such an action within ninety (90) days after the earlier of (1) the date on which Buyer is notified by Seller in writing of the occurrence of such default and (2) the Closing Date. Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence such an action.

      10. Possession. Possession of the Property shall be surrendered to Buyer at Closing, free of all tenants and occupants other than the tenants under the Leases, and persons claiming by, through or under the tenants under the Leases.

      11. Notices. All notices and other communications provided for herein shall be in writing and shall be sent to the address set forth below (or such other address as a party way hereafter designate for itself by notice to the other parties as required hereby) of the party for whom such notice or communication is intended:

            11.1. If to Seller:

                  Atlantic Bank of New York
                  960 Avenue of the Americas
                  New York, New York 1001
                  Attention: James S. Maxell
                             Executive Vice President
                             and General Counsel
                  Fax No.: 212-967-2557

With a copy to:   Marcia Robinson, Esq.
                  Bingham McCutchen LLP
                  150 Federal Street
                  Boston, Massachusetts 02110
                  Fax No.: 617-428-6392

            11.2. If to Buyer:

                  First National Bank of Ipswich
                  31 Market Street
                  Ipswich, Massachusetts 01938
                  Attention: Donald P. Gill
                  Fax No.: 781-331-5881

With a copy to:   Christopher J. Currier, Esq.
                  Craig and Macauley
                  Professional Corporation
                  600 Atlantic Avenue
                  Federal Reserve Plaza
                  Boston, Massachusetts 02210
                  Fax No.: 617-742-1788

            11.3. If to the Escrow Agent to:

                  Ticor Title Insurance Company
                  25 Burlington Mall Road, Suite 200
                  Burlington, Massachusetts 01803
                  Fax No.: ____________
                  Attention: Terry Romaniak

Any such notice or communication shall be sufficient it sent by registered or certified mail, return receipt requested, postage prepaid; by hand delivery; or by overnight courier service; or by facsimile with confirmed receipt, followed by a copy delivered by any of the foregoing methods other than facsimile. Any such notice or communication shall be deemed given and received on (i) the third
(3rd) day following the day when deposited with the U.S. Mail or (ii) the date it is delivered to the other party if sent by overnight courier service or delivered in hand, or (iii) the date it is sent to the other party if sent by facsimile

      12. Brokers. Buyer and Seller each represents to the other that it has not dealt with any broker or agent in connection with this transaction. Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys, lees) arising out of a breach of its representation or undertaking set forth in this Section 12. The provisions of this Section 12 shall survive the Closing or the termination of this Agreement.

      13. Escrow Agent. Escrow Agent shall hold the Deposit in accordance with the terms and provisions of this Agreement, subject to the following:

            13.1. Obligations. Escrow Agent undertakes to perform only such duties as are expressly set forth in this Agreement and no implied duties or obligations shall be read into this Agreement against Escrow Agent.

            13.2. Reliance. Escrow Agent may act in reliance upon any writing or instrument or signature which it, in good faith, believes, and any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instrument in connection with the provisions of this Agreement has been duly authorized to do so. Escrow Agent shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited in escrow, nor as to the identity, authority, or right of any person executing the same, and Escrow Agent's duties under this Agreement shall be limited to those provided in this Agreement.

            13.3. Indemnification. Unless Escrow Agent discharges any of its duties under this Agreement in a negligent manner or is guilty of willful misconduct with regard to its duties under this Agreement, Seller and Buyer shall indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or other expenses, fees, or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement; and in such connection Seller and Buyer shall indemnify Escrow Agent against any and all expenses including reasonable attorneys' fees and the cost of defending any action, suit or proceeding or resisting any claim in such capacity.

            13.4. Disputes. If the parties (including Escrow Agent) shall be in disagreement about the interpretation of this Agreement, or about their respective rights and obligations, or the propriety of any action contemplated by Escrow Agent, or the application of the Deposit, Escrow Agent shall hold the Deposit until the receipt of written instructions from both Buyer and Seller or a final order of a court of competent jurisdiction. In addition, in any such event, Escrow Agent may, but shall not be required to, file an action in interpleader to resolve the disagreement. Escrow Agent shall be indemnified for all costs and reasonable attorneys' fees in its capacity as Escrow Agent in connection with any such interpleader action and shall be fully protected in suspending all or part of its activities under this Agreement until a final judgment in the interpleader action is received.

            13.5. Counsel. Escrow Agent may consult with counsel of its own choice and have full and complete authorization and protection in accordance with the opinion of such counsel. Escrow Agent shall otherwise not be liable for any mistakes of fact or errors of judgment, or for any acts or omissions of any kind, unless caused by its negligence or willful misconduct.

            13.6. Interest. All deposits into the escrow shall be held by the Escrow Agent in an interest bearing account. All interest earned on the Deposit shall be deemed to be part of the Deposit and shall accrue to the benefit of Buyer except to the extent the Deposit becomes payable to Seller pursuant to
Section 9.1. In such event the interest earned on the Deposit shall accrue to the benefit of the Seller.

      14. Representations of Buyer. Buyer represents and warrants that:

            14.1. Authority. Buyer is a national bank duly organized, validly existing and in good standing under the laws of the United States of America. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer and the performance of Buyer's obligations hereunder have been duly authorized. This Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms against Buyer, subject to bankruptcy, reorganization, insolvency and similar laws affecting the enforcement of creditors' rights generally and to general principles of equity.

            14.2. No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder on the part of Buyer do not and will not violate any applicable law, ordinance, statute, rule, regulation, order, decree or judgment, conflict with or result in the breach of any terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge, or encumbrance upon any of the property or assets of the Buyer by reason of the terms of any contract, mortgage, lien, lease, agreement, indenture, instrument or judgment to which Buyer is a party or which is or purports to be binding upon Buyer or which otherwise affects Buyer. No action by any federal, state or municipal or other governmental department, commission, board, bureau or instrumentality is necessary to make this Agreement a valid instrument binding upon Buyer in accordance with its terms.

            14.3. Buyer's Federal Tax Identification Number is: 04-1473215.

            14.4. Patriot Act. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the "Executive Order"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 10756, the "Patriot Act") prohibit certain property transfers. Buyer hereby represents and warrants to Seller (which representations and warranties shall be deemed to be continuing and re-made at Closing) that neither Buyer nor any stockholder, manager, beneficiary, partner, or principal of Buyer is subject to the Executive Order, that none of them is listed on the United States Department of the Treasury

Office of Foreign Assets Control list of "Specially Designated Nationals and Blocked Persons" as modified from time to time, and that none of them is otherwise subject to the provisions of the Executive Order or the Patriot Act. The most current list of "Specially Designated Nationals and Blocked Persons" can be found at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html. The provisions of this subsection shall survive the Closing.

      15. As Is and with All Faults.

            BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN "AS IS WITH ALL FAULTS" BASIS, AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 AND EXCEPT FOR THE WARRANTIES OF TITLE SET FORTH IN THE QUITCLAIM DEED TO BE DELIVERED TO BUYER HEREUNDER, SELLER HAS NOT MADE AND BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES, ORAL OR WRITTEN, OF ANY KIND WHATSOEVER (INCLUDING, WITHOUT LIMITATION, AS TO ENVIRONMENTAL OR ZONING MATTERS), EXPRESS OR IMPLIED, FROM SELLER, ITS EMPLOYEES, MANAGERS, MEMBERS, OFFICERS, AGENTS, CONSULTANTS, CONTRACTORS, SUBCONTRACTORS OR BROKERS (COLLECTIVELY, "SELLER'S RELATED PARTIES") AS TO ANY MATTERS CONCERNING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, ANY INFORMATION CONTAINED IN ANY REPORT, PLAN, SURVEY, SPECIFICATION, STUDY, ANALYSIS, DOCUMENT, OR OTHER WRITTEN MATERIAL GIVEN BY OR ON BEHALF OF SELLER, INCLUDING, WITHOUT LIMITATION, ANY OF WHICH MAY HAVE BEEN PREPARED BY OR ON BEHALF OF SELLER BY ANY RELATED OR UNRELATED THIRD PARTY, TO BUYER WITH RESPECT TO THE PROPERTY. IN ENTERING INTO THIS AGREEMENT AND PURCHASING THE PROPERTY, BUYER HEREBY ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 AND EXCEPT FOR THE WARRANTIES OF TITLE SET FORTH IN THE QUITCLAIM DEED TO BE DELIVERED TO BUYER HEREUNDER, SELLER AND SELLER'S RELATED PARTIES HAVE NOT MADE, DO NOT HEREBY MAKE, AND WILL NOT HEREAFTER BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES OR GUARANTEES, ORAL OR WRITTEN, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY OR THE PHYSICAL, LEGAL, FINANCIAL, OR OPERATING CONDITION THEREOF OR THE SUITABILITY THEREOF FOR ANY PARTICULAR PURPOSE, OR WITH RESPECT TO THE VIABILITY OR FINANCIAL CONDITION OF THE TENANTS UNDER THE LEASES. EXCEPT AS PROVIDED IN SECTION 17.8 HEREOF AND EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3 AND EXCEPT FOR THE WARRANTIES OF TITLE SET FORTH IN THE QUITCLAIM DEED TO BE DELIVERED TO BUYER HEREUNDER, BUYER'S ACCEPTANCE AND RECORDING OF A DEED TO REAL PROPERTY FROM SELLER SHALL, OPERATE TO WAIVE, RELEASE, AND DISCHARGE SELLER FROM ANY AND ALL CLAIMS, LIABILITY, LOSS, COST, DAMAGE, OR EXPENSES ARISING OUT OF OR RELATED TO THE CONDITION (INCLUDING THE PRESENCE OF ASBESTOS OR ENVIRONMENTAL HAZARDS OR SUBSTANCES ON OR OFF SITE), PERMITTED USE, VALUATION, OR UTILITY OF THE PROPERTY, OR ANY ACTIVITIES OF SELLER WITH RESPECT TO SUCH CONDITION OF THE PROPERTY, OR THE FURNISHING OF ANY INFORMATION BY SELLER WITH RESPECT TO THE PROPERTY.

      16. Property Information and Confidentiality.

            16.1. Buyer agrees that, prior to the Closing, all Property Information shall be kept strictly confidential and shall not, without the prior consent of Seller, be disclosed by Buyer or Buyer's Representatives, in any manner whatsoever, in whole or in part, and will not be used by Buyer or Buyer's Representatives directly or indirectly, for any purpose other than evaluating the Property. Moreover, Buyer agrees that, prior to the Closing, the Property Information will be transmitted only to Buyer's Representatives (i) who need to know the Property Information for the purpose of evaluating the Property, and who are informed by Buyer of the confidential nature of the Property Information, and (ii) who agree to be bound by the terms of this Section 16. The provisions of this Section 16 shall in no event apply to Property Information which is a matter of public record and shall not prevent Buyer from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

            16.2. Buyer and Seller, for the benefit of each other, hereby agree that between the date hereof and the Closing Date, they will not release or cause or permit to be released any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the written consent of the other party hereto. It is understood that the foregoing shall not preclude either party from discussing the substance or any relevant details of the transactions contemplated in this Agreement, with any of its attorneys, accountants, professional consultants, investor clients, potential investor clients or potential lenders, as the case may be, or prevent either party hereto from complying with laws, including, without limitation, governmental regulatory, disclosure, tax and reporting requirements.

            16.3. Buyer shall indemnify and hold Seller harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys' fees and disbursements) suffered or incurred by Seller and arising out of or in connection with a breach by Buyer or Buyer's Representatives of the provisions of this Section 16.

            16.4. In the event this Agreement is terminated, Buyer and Buyer's Representatives shall promptly deliver to Seller all originals and copies of the Property Information in the possession of Buyer and Buyer's Representatives.

            16.5. As used in this Agreement, the term "Property Information" shall mean (i) all information and documents in any way relating to the Property, the operation thereof or the sale thereof (including, without limitation, the Lease) furnished to, or otherwise made available for review by, Buyer or its members, managers, directors, officers, employees, affiliates, partners, brokers, agents or other representatives, including, without limitation, attorneys, accountants, contractors, consultants, engineers, investor clients, potential investor clients, lenders and financial advisors (collectively, "Buyer's Representatives"), by Seller or any of Seller's Related Parties, and (ii) all analyses, compilations, data, studies, reports or other information or documents prepared or obtained by Buyer or Buyer's Representatives containing or based, in whole or in part, on the formation of documents described in the preceding clause (i), or the investigations conducted by Buyer, or otherwise reflecting their review or investigation of the Property.

            16.6. The provisions of this Section 16 shall survive the termination of this Agreement.

      17. Miscellaneous.

            17.1. Assignability. Except as set forth in this Section 17.1, this Agreement may not be assigned by Buyer without the prior written consent of Seller, which may be given or withheld by Seller in its sole and absolute discretion, and any assignment or attempted assignment by Buyer without the prior written consent of Seller shall constitute a default by Buyer hereunder and shall be null and void. No consent by Seller to an assignment of this Agreement shall be effective unless and until Buyer shall deliver to Seller an agreement in form and substance reasonably satisfactory to Seller pursuant to which such assignee assumes and agrees to be bound by all of the terms, covenants, conditions and provisions of this Agreement.

            17.2. Governing Law; Bind and Inure. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts and shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, assigns and personal representatives.

            17.3. Recording. This Agreement or any notice or memorandum hereof shall not be recorded in any public record. A violation of this prohibition by Buyer shall constitute a material breach of Buyer, entitling Seller to terminate this Agreement and retain the Deposit.

            17.4. Time of the Essence. Time is of the essence of this Agreement.

            17.5. Headings. The headings preceding the text of the paragraphs and subparagraphs hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

            17.6. Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed all original, but all of which together shall constitute one and the same instrument.

            17.7. Exhibits. All Exhibits which are referred to herein and which are attached hereto or bound separately and initialed by the parties are expressly made and constitute a part of this Agreement.

            17.8. Survival. Unless otherwise expressly stated in this Agreement, each of the warranties and representations of Seller and Buyer is made as of the date of this Agreement and remade as of the Closing Date and the shall survive the Closing and delivery of the deed and other closing documents by Seller to Buyer, and shall not be deemed to have merged therewith; provided, however, that any suit or action for breach of any of the representations and warranties set forth herein must be commenced within one hundred and eighty (180) days after the Closing or any claim based thereon shall be deemed irrevocably waived. The aggregate liability of Seller for breach of any and all representations and warranties shall not exceed $500,000, and recovery of actual damages up to that amount shall be Buyer's sole and exclusive remedy for any such breach, provided, however, that Seller shall have no liability to Buyer for matters disclosed by Seller or discovered by Buyer prior to the Closing. With respect to matters disclosed or discovered prior to the Closing, Buyer's sole rights and remedies shall be as set forth in Section 5 hereof.

            17.9. Use of Proceeds to Clear Title. To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer's attorney and Buyer's title insurer is made for prompt recording of all instruments so procured in accordance with conveyancing practice in the jurisdiction in which the Property is located.

            17.10. Entire Agreement; Amendments. This Agreement and the Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

            17.11. No Shopping. From the date hereof through the Closing Date or earlier termination of this Agreement, Seller will not negotiate for or accept any offers to purchase the Property or any part thereof from any party other than Buyer.

      18. Seller's Obligations Prior to Closing. Seller covenants and agrees with Buyer that until the Closing or earlier termination of this Agreement:

            (a) Seller shall not amend, modify, extend or cancel the Leases, or enter into any new lease or occupancy agreement respecting all or any portion of the Real Property, without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed;

            (b) Seller shall not modify or amend any Contract or enter into any new service, maintenance, management, construction, leasing, service, equipment, supply, maintenance, concession or other agreement respecting the Property which will be binding on the Property and Buyer after the Closing without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed;

            (c) Seller shall continue to operate and service the Property with the same standard of care as Seller has operated and serviced the Property for its own account prior to the date hereof; and

            (d) Seller shall not remove any Personalty from the Real Property unless the same is replaced with items of a least equal function and quality prior to closing.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first above written.

                SELLER:        ATLANTIC BANK OF NEW YORK
                ------

                               By: /s/ Thomas M. O'Brien
                                   -----------------------------------
                                   Name: Thomas M. O'Brien
                                   Title: President and Chief Executive Officer


                 BUYER:        THE FIRST NATIONAL BANK OF IPSWICH
                 -----

                               By: /s/ Donald P. Gill
                                   -----------------------------------
                                   Name: Donald P. Gill
                                   Title: President and Chief Executive Officer

          ESCROW AGENT:        TICOR TITLE
          ------------         INSURANCE COMPANY

                               By: /s/ Terry J. Romaniak
                                   -----------------------------------
                                   Name: Terry J. Romaniak
                                   Title: Vice President

                                List of Exhibits

      Exhibit A               Description of Land

      Exhibit B               Excluded Personalty

      Exhibit C               List of Leases

      Exhibit C-1             Aged Deliquencies

      Exhibit D               List of Contracts

      Exhibit E               Due Diligence Materials

      Exhibit F-1             Form of Estoppel Certificate

      Exhibit F-2             Seller's Estoppel Certificate

      Exhibit G               Form of Quitclaim Deed

      Exhibit H               Form of Conveyance, Bill of Sale and Assignment

      Exhibit I               Form of Non-Foreign Affidavit

      Exhibit J               Form of Notice to Tenant